Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
July 21, 2005	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS RECORD SALES IN FISCAL 2006 FIRST QUARTER

First-Quarter Highlights:

•                  Sales rise 5%

•                  Earnings per diluted share of $0.02

•                  Sales increase across all product lines

•                  Company reiterates full-year outlook

THIEF RIVER FALLS, Minn., July 21 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $107.9 million for the fiscal 2006 first quarter ended June 30, 2005, up 5 percent versus $102.6 million in the same period last year. Net earnings for the quarter rose to $448,000, or $0.02 per diluted share, compared to net earnings of $124,000, or $0.01 per diluted share, in the prior-year period.

“We are pleased to report another record first quarter,” said Christopher A. Twomey, chairman and chief executive officer. “Sales increased across all product lines and exceeded our expectations, due to slightly higher than anticipated sales to dealers.”

All-terrain vehicle (ATV) sales increased 6 percent to $41.4 million versus $39.2 million in the first quarter of last year.  “Our dealers responded positively to our 2006 model ATVs unveiled at our dealer show in June, “ said Twomey.  “We demonstrated further progress on our ATV growth strategy to extend our products into every market segment and to offer best-in-class ATVs at competitive prices. Notably, in just two years, we have completely redesigned our ATV lineup and expanded into new categories that offer opportunities to further increase our market share.”

Among the new 2006 ATVs recently introduced was Arctic Cat’s first entry into the true utility category with the Prowler. The Prowler’s extensive features include side-by-side bucket seats with seat belts, and a composite rear-cargo box designed for hauling and dumping.

(more)

Sales of Arctic Cat snowmobiles rose 3 percent to $52.0 million compared to $50.7 million in the prior-year first quarter, due to slightly earlier sales to dealers. Parts, garments and accessories increased to $14.5 million versus $12.7 million in the year-ago period, fueled by sales across all product lines.

During the 2006 first quarter, Arctic Cat repurchased approximately 185,000 shares of its common stock under the company’s $20 million share repurchase program.

Outlook

Arctic Cat currently anticipates fiscal 2006 second-quarter net sales for the period ending September 30, 2005, to range between $255 million and $267 million, up from $240.7 million for the same period last year. Net earnings for the quarter are estimated to be between $0.90 and $0.94 per diluted share versus earnings of $0.94 per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2006, Arctic Cat continues to anticipate that net sales will grow 3 percent to 5 percent and be in the range of $710 million to $723 million. The company is forecasting lower margins in fiscal 2006, due to increased raw material costs, lower snowmobile sales and a less favorable yen/dollar exchange rate, resulting in estimated full-year diluted earnings per share in the range of $1.31 to $1.40. Fiscal 2005 earnings per diluted share totaled $1.36.

“Our outlook for fiscal 2006 remains unchanged,” said Twomey. “We continue to anticipate record full-year sales, but lower margins are expected to constrain earnings.”

Conference Call

Arctic Cat will host a conference call to discuss the first-quarter results at 10:30 a.m. CT (11:30 a.m. ET) on Thursday, July 21. To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT on Thursday, July 21, until 6 p.m. CT on Thursday, July 28. To access the telephone replay, dial (800) 405-2236, conference ID #11034943.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2005	2004
Net Sales	$107,924	$102,594
Cost of Goods Sold	85,644	83,638
Gross Profit	22,280	18,956
Selling, General And Administrative Expenses	21,908	18,982
Operating Profit (Loss)	372	(26)
Other Income:
Interest Income	287	209
Earnings Before Income Taxes	659	183
Income Taxes	211	59
Net Earnings	$448	$124
Net Earnings Per Share
Basic	$0.02	$0.01
Diluted	$0.02	$0.01
Weighted Average Shares Outstanding
Basic	20,015	20,873
Diluted	20,229	21,146

	June 30,
Selected Balance Sheet Data:	2005	2004
Cash and Short-term Investments	$14,335	$37,223
Accounts Receivable, net	48,475	37,565
Inventories	134,218	106,924
Total Assets	287,700	265,435
Current Liabilities	95,335	75,144
Long-term Debt	0	0
Shareholders’ Equity	178,748	178,003

	Three Months Ended June 30,
Product Line Information	2005	2004	Incr %
Snowmobiles	$52,010	$50,698	3%
All-Terrain Vehicles	41,449	39,172	6%
Parts, Garments & Accessories	14,465	12,724	14%
Total Sales	$107,924	$102,594	5%

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